EXHIBIT 4.3
ESCROW AGREEMENT
          THIS ESCROW AGREEMENT (this “Agreement”) is made this 10th day of July, 2006, by and between the Company, LLC, an Illinois limited liability company (the “Company”) and First Busey Trust, as escrow agent (the “Escrow Agent”).
W I T N E S S E T H:
          WHEREAS, the Company proposes to offer certain of its Membership Units (the “Units”) at a price of Five Thousand Dollars ($5,000) per Unit, with a minimum purchase of Five (5) Units, in an offering (the “Offering”) conducted pursuant to a registration statement (the “Registration Statement”) filed or to be filed with the Securities and Exchange Commission and various states, including, without limitation, the States of Illinois and Indiana, and pursuant to exemptions in other states;
          WHEREAS, the Company will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments; and
          WHEREAS, the Company desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the “Minimum Escrow Deposit” (as hereinafter defined) is not deposited with the Escrow Agent.
          NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
          1.      Acceptance of Appointment. First Busey Trust hereby agrees to act as the Escrow Agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.
          2.      Establishment of Escrow Account. An escrow account (the “Escrow Account”) is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.
          3.      Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the “Escrow Funds”) shall equal the Minimum Escrow Deposit (as hereinafter defined), the funds deposited in the Escrow Account by the Company shall not become the property of the Company or be subject to the debts of the Company or any other person, but shall be held by the Escrow Agent solely for the benefit of the investors who have subscribed for Units in the Offering.
          4.      Deposit of Proceeds. All proceeds from subscriptions in the Offering shall be delivered by the Company to the Escrow Agent, within forty-eight hours of receipt, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person subscribing for Units, the number of Units subscribed for, and the amount paid by each such subscriber. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities.
          5.      Investment of Escrow Account. The Escrow Funds shall be credited by the Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized and directed to deposit transfer, hold and invest all Escrow Funds, including principal and interest, in Federal Government Obligations or obligations issued and/or guaranteed as to principal and interest by agencies or instrumentalities of the U.S. Government or common funds or mutual funds which invest primarily in such obligations. Any interest received by Escrow Agent with respect to the Escrow Funds shall be paid pursuant to the terms of this Agreement.
          6.      Termination of Escrow. Unless sooner terminated pursuant to Section 7 below, this Agreement and the Escrow Account created hereunder shall terminate as of the date (the “Termination Date”), which is one year and one day following the date upon which the Securities and Exchange Commission authorizes the Offering (the “Offering Effective Date”); provided, however, that if prior to the Termination Date, the Company has accepted subscriptions for Units equal to the minimum offering amount, and the Company has advised the subscribers for those Units to remit to the Escrow Agent the balance of the purchase price, then the Escrow Account may continue beyond the Termination Date until all amounts payable by such subscribers have been paid and the conditions for releasing the Escrow Funds have been satisfied. In no event shall this date be later than three (3) months following the Termination Date.
          7.      Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:
          A.      The Escrow Agent shall send to the Company every seven (7) days a written itemized notice acknowledging the receipt and amount of the Escrow Funds.
          B.      The Escrow Agent shall give the Company prompt written notice when the Escrow Funds, exclusive of interest, equal or exceed ten percent (10%) of the Minimum Escrow Deposit. Following receipt of such notice, the Company will advise the subscribers for Units to remit to the Escrow Agent the balance of the purchase price within thirty (30) days. The Escrow Agent shall give the Company prompt written notice when the Escrow Funds, exclusive of interest, equal or exceed the Minimum Escrow Deposit.
          C.      At the time (and in the event) that: (a) the Escrow Funds, exclusive of interest, equal or exceed $30,100,000.00 (the “Minimum Escrow Deposit”); (b) the Escrow Agent shall have received written confirmation from the Company that the Company has obtained a written debt financing commitment for debt financing ranging from a minimum of $68,955,000.00 to a maximum of $98,955,000.00; (c) the Company has affirmatively elected in writing to terminate this Agreement; and (d) the Escrow Agent shall have provided to each state securities department in which the Company has registered its securities for sale, as communicated to the Escrow Agent by the Company, an affidavit stating that the requirements of this Subsection 7.C have been satisfied, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the Escrow Funds, including interest, to the Company to be used in accordance with the provisions set out in the Registration Statement. Upon completing such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.
          D.      In the event the Escrow Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date, or if the Company has not received a written debt financing commitment as described in Subsection 7.C above on or before the Termination Date, the Escrow Agent shall return to each of the subscribers in the Offering as promptly as possible after the Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each subscriber initially paid on account of such subscriber’s subscription for Units, and (b) each subscriber’s portion of the total interest earned on the Escrow Account as of the Termination Date, (c) reduced by the transaction fees provided in Section 10 below. Computation of any subscriber’s share of the net interest earned on the Escrow Account will be a weighted average based on the ratio of such subscriber’s deposit in the Escrow Account to all such subscribers’ deposits therein, and upon the length of time that such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each subscriber’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a subscriber pursuant to this Section shall be deemed to be the property of such subscriber, free and clear of any and all claims of the Company or its agents or creditors; and any further purchase obligation of such subscriber in connection with the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability. At such time as the Escrow Agent shall have made all of the payments called for in this Section, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, except that the Escrow Agent shall be required to prepare and issue an IRS Form 1099 to each subscriber.
          8.      Agreement with Escrow Agent. To induce the Escrow Agent to act hereunder, it is agreed by the Company that:
          A.      The Company will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise.
          B.      The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to disbursement in accordance herewith. The Escrow Agent shall be under no duty to determine whether the Company is complying with the requirements of this Agreement in tendering to the Escrow Agent proceeds from sales of or subscriptions for Units. The Escrow Agent may conclusively rely upon and shall be protected in acting in reliance upon, any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.
          C.      The Company hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.
          9.      Resignation and Removal of Escrow Agent; Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to the Company. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which the Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which the Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.
          10.      Fees and Expenses of Escrow Agent. The Company agrees to pay the Escrow Agent the fees specified in the Escrow Agent’s fee schedule attached hereto as EXHIBIT A, in the manner set forth therein, unless otherwise agreed to by the parties in writing. The parties further agree that such fees shall be paid from interest on the Escrow Account only and not from principal. In the event the interest on the Escrow Account is insufficient to satisfy the full amount of fees payable hereunder, the Company shall be solely responsible for the payment of such fees, and the Escrow Agent shall not seek payment of the fees from subscribers or apply any principal deposited by subscribers in the Escrow Account against such fees. The fee agreed upon herein is intended as full consideration for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event (a) the Escrow Agent renders any material service not contemplated in this Agreement, (b) any material controversy arises hereunder, or (c) the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company, but not from the Escrow Account.
          11.      Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Gibson City, Illinois, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to Escrow Agent:
First Busey Trust
P.O. Box 3309
Champaign, IL 61826
Attn: Scott MacAdam, President
Fax: (217) 365-4878
Phone: (217) 365-4803
If to the Company:
One Earth Energy, LLC
1306 West 8th Street
Gibson City, IL 60936
Attn: Steven P. Kelly, President
Fax: (217) 784-8949
Phone: (217) 784-4284
with a required copy to:
Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attention: Christopher R. Sackett
Fax: (515) 283-0231
Phone: (515) 242-2400
          12.      Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Illinois, without giving effect to the conflicts of laws provisions.
          13.      Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto, and any attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
          14.      Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

          15.      Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
          16.      Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
          17.      Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.
          18.      Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          19.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

THE COMPANY:		ESCROW AGENT

ONE EARTH ENERGY, LLC		FIRST BUSEY TRUST

By:	/s/ Steven P. Kelly	By:	/s/ Scott MacAdam

	Steven P. Kelly, President		Scott MacAdam, President

EXHIBIT A
[Attach Escrow Agent’s Fee Schedule]

Set up fee	$1,000
Monthly fee based on the average collected monthly balance of an annualized rate of 25 basis points.
Example: $1,000,000 x .25% = $2,500 per year divided by 12 months = $208.33/month